SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

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NOVELIS INC.
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EXPLANATORY NOTE
     These additional soliciting materials amend our proxy statement related to the 2006 annual meeting of shareholders, initially filed with the Securities and Exchange Commission (SEC) on September 15, 2006 (the Original Proxy Statement), to correct errors contained in the disclosure of the Original Proxy Statement located under the headings “Novelis Share Ownership — Share Ownership of Directors and Executive Officers,” “Executive Officers’ Compensation,” and “Employment Agreements and Change in Control Agreements.”
     One error relates to the incorrect identification of one of our four most highly compensated executive officers, other than the chief executive officer, (our Named Executive Officers) included in the Original Proxy Statement. Our Named Executive Officers should have included David Godsell, our Vice President, Human Resources and Environment, Health and Safety; however, the Original Proxy Statement incorrectly included Pierre Arseneault, our former Vice President Strategic Planning and Information Technology as a Named Executive Officer. These additional soliciting materials correctly identify our Named Executive Officers and provide the relevant compensation and security ownership information for these officers. These additional soliciting materials also include a correction to the bonus amount earned by Kevin Greenawalt, our Senior Vice President and President — North America, in 2005, which was overstated by $5,985 in the Original Proxy Statement.
     These additional soliciting materials amend and restate the disclosure contained in the Original Proxy Statement under the headings “Novelis Share Ownership — Share Ownership of Directors and Executive Officers,” “Executive Officers’ Compensation,” and “Employment Agreements and Change in Control Agreements,” and no other items in the Original Proxy Statement are amended. Except to account for the amended and restated information described above, the foregoing items have not been updated to reflect events occurring after the date of the Original Proxy Statement. Accordingly, these additional soliciting materials should be read in conjunction with our filings made with the SEC on and after the filing of the Original Proxy Statement.

NOVELIS SHARE OWNERSHIP
Share Ownership of Directors and Executive Officers
     The following table sets forth, as of August 10, 2006, beneficial ownership of Shares by each director and each executive officer named in the Summary Compensation Table on page 31, and all directors, nominees and executive officers as a group.
     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares and options, warrants and convertible securities that are currently exercisable or convertible within 60 days of August 10, 2006, into our Shares are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
     The address for the following individuals is: c/o Novelis Inc., 3399 Peachtree Road NE; Suite 1500; Atlanta, GA 30326.

	Shares
	Beneficially	Percentage
Name of Beneficial Owner	Owned	of Class**
Brian W. Sturgell, Former Director and Chief Executive Officer(i)	222,621	*
William T. Monahan, Chairman of the Board and Interim Chief Executive Officer (ii)	8,622	*
Edward Blechschmidt, Director(iii)	136	*
Jacques Bougie, O.C., Director(iv)	10,459	*
Charles G. Cavell, Director(v)	5,404	*
Clarence J. Chandran, Director(vi)	11,259	*
C. Roberto Cordaro, Director(vii)	5,230	*
Helmut Eschwey, Director(viii)	5,230	*
David J. FitzPatrick, Director(ix)	9,798	*
Suzanne Labarge, Director(x)	9,101	*
Rudolf Rupprecht, Director(xi)	5,404	*
Kevin M. Twomey, Director(xii)	361	*
Edward V. Yang, Director(xiii)	5,404	*
Martha Finn Brooks, Chief Operating Officer(xiv)	189,489	*
Chris Bark-Jones, Former Senior Vice President and President — Europe(xv)	1,177	*
Kevin Greenawalt, Senior Vice President and President — North America(xvi)	12,166	*
David Godsell, Vice President, Human Resources and Environment, Health and Safety(xvii)	14,369	*
Directors and executive officers as a group (28 persons)(xviii)	566,000	*

*	Indicates less than 1% of the Shares.

**	As of August 10, 2006, we had 74,005,649 Shares outstanding.

(i)	Includes 14,957 Shares held in the Savings and Retirement Plan and options to purchase approximately 188,367 Shares that are exercisable within 60 days. Mr. Sturgell was terminated as Chief Executive Offer on August 29, 2006. William T. Monahan, Chairman of Novelis’s Board of Directors, is currently serving as Interim Chief Executive Officer until Mr. Sturgell’s successor has been selected and is in place.

(ii)	Includes 5,622 DDSUs. See “Directors’ Compensation.”

(iii)	Includes 136 DDSUs. See “Directors’ Compensation.”

(iv)	Includes 10,459 DDSUs. See “Directors’ Compensation.”

(v)	Includes 5,404 DDSUs. See “Directors’ Compensation.”

(vi)	Includes 10,459 DDSUs. See “Directors’ Compensation.”

(vii)	Includes 5,230 DDSUs. See “Directors’ Compensation.”

(viii)	Includes 5,230 DDSUs. See “Directors’ Compensation.”

(ix)	Includes 4,798 DDSUs. See “Directors’ Compensation.”

(x)	Includes 6,101 DDSUs. See “Directors’ Compensation.”

(xi)	Includes 5,404 DDSUs. See “Directors’ Compensation.”

(xii)	Includes 361 DDSUs. See “Directors’ Compensation.”

(xiii)	Includes 5,404 DDSUs. See “Directors’ Compensation.”

(xiv)	Includes options to purchase 164,489 Shares that are exercisable within 60 days.

(xv)	Includes options to purchase 1,157 Shares that are exercisable within 60 days.

(xvi)	Includes options to purchase 12,137 Shares that are exercisable within 60 days.

(xvii)	Includes options to purchase 14,369 Shares that are exercisable within 60 days.

(xviii)	Our directors and executive officers as a group hold 566,000 of our Shares. Our directors and executive officers as a group hold options to purchase 426,829 of our Shares that are currently exercisable or are exercisable within 60 days. Our directors as a group hold 64,608 DDSUs.

EXECUTIVE OFFICERS’ COMPENSATION
Summary Compensation Table
     The following table sets out the compensation for our chief executive officer and the four other most highly compensated executive officers (collectively, the “Named Executive Officers”) for the years ended December 31, 2005, December 31, 2004 and December 31, 2003.

						Long-Term
						Compensation Awards
		Annual Compensation						Shares
			Bonus					Under
			(Executive					Options	All
			Performance	Other Annual		Restricted		Granted/	Other
Name and		Salary	Award)	Compensation(1)		Share Units		SPAUs(2)	Compensation(3)
Principal Position	Year	($)	($)	($)		($)		(#)	($)
Brian W. Sturgell	2005	985,000	820,147	426,371	(4)	3,876,090	(5)	—	223,157	(7)
(Former President and	2004	781,200	932,257	280,686	(4)	—		438,751	41,301
Chief Executive Officer)	2003	600,000	561,845	254,115	(4)	347,212	(6)	138,114	29,679
Martha Finn Brooks	2005	655,000	716,252	298,669	(8)	1,828,600	(5)	—	1,889,844	(9)
(Chief Operating Officer)	2004	514,400	631,538	50,723	(8)	—		155,974	14,666
	2003	440,000	445,608	32,661		—		71,438	16,440
Christopher Bark-Jones	2005	440,611	472,667	20,289		1,440,034	(5)	—	—
(Former President —	2004	440,600	395,210	43,892		—		127,398	—
European Operations)(12)	2003	375,000	465,972	9,659		—		54,769	8,348
Kevin Greenawalt	2005	310,000	317,205	18,450		439,044	(5)	—	11,933
(President — North	2004	255,400	192,850	582,751	(10)	—		29,766	15,655
American Operations)	2003	230,800	175,440	381,849	(10)	—		16,669	16,922
David Godsell	2005	310,000	275,244	129,590	(11)	211,582		—	13,604
(Vice President,	2004	225,850	148,781	15,802		—		18,455	14,817
Human Resources and Environment,	2003	216,263	98,762	13,646		—		8,930	13,751
Health and Safety)

(1)	In addition to tax equalization payments and perquisites listed separately below, amounts included in this column for one or more Named Executive Officers include the following perquisites that are either in the aggregate valued at the lesser of $50,000 or 10% of the Named Executive Officer’s total salary and bonus or represent less than 25% of the perquisites reported for a given year: amounts relating to professional financial advice, club memberships, automobile allowance, education expenses, relocation allowances, housing expenses (including interest on housing-related loans transferred to third party financial institutions) and cash payments to be used for perquisites at the Named Executive Officer’s discretion.

(2)	See “— Long-Term Incentives — Stock Options” above for a description of the Conversion Plan and “— Long-Term Incentives — Stock Price Appreciation Units” above for a description of the Stock Price Appreciation Unit Plan. On January 6, 2005, Alcan stock options held by employees of Alcan who became our employees following our spin-off from Alcan were replaced with options to purchase our Shares. The number of options shown for periods prior to 2005 have been recast from the number of Alcan options granted into the as-converted number of Novelis options. On January 6, 2005, all Alcan SPAUs held by our employees were replaced with Novelis SPAUs. The number of SPAUs for periods prior to 2005 have been recalculated from the number of Alcan SPAUs granted into the as-converted number of Novelis SPAUs.

(3)	In addition to the other amounts stated separately below, “All Other Compensation” for each of our Named Executive Officers for 2005 includes:

• savings plan contributions; and

• amounts paid by us for term life insurance.

The following table shows the amount of these benefits received by each Named Executive Officer for 2005:

Name	Savings Plan Contributions($)	Life Insurance ($)
Brian W. Sturgell	57,614	16,452
Martha Finn Brooks	22,509	2,644
Christopher Bark-Jones	0	0
Kevin Greenawalt	10,617	1,316
David Godsell	11,196	2,408

(4)	Amounts include $393,941 (in 2005), $254,756 (in 2004) and $219,155 (in 2003) for tax equalization payments (i.e., amounts paid such that net income after taxes was not less than it would have been in the United States).

(5)	The Named Executive Officers were participants in the Alcan Total Shareholder Returns Performance Plan (“TSR Plan”) prior to the spin-off. On January 6, 2005, our employees who were Alcan employees immediately prior to the spin-off and who were eligible to participate in the Alcan TSR Plan ceased to actively participate in and accrue benefits under the TSR Plan. The accrued award amounts for each participant in the TSR Plan were converted into Novelis restricted share units. The then current three-year performance periods, namely 2002 — 2005 and 2003 — 2006, were truncated as of the date of the spin-off. At the end of each performance period, each holder of restricted share units will receive the net proceeds based on our common share price at that time, including declared dividends. The number of restricted share units granted to our Named Executive Officers and the dollar value of such restricted share units as of January 6, 2005 was as follows:

Name	Restricted Share Units (#)	Value of Restricted Share Units ($)
Brian W. Sturgell	166,213	3,876,090
Martha Finn Brooks	78,413	1,828,600
Christopher Bark-Jones	61,751	1,440,034
Kevin Greenawalt	18,827	439,044
David Godsell	9,073	211,582

(6)	Represents the value, at the time of the grant, of restricted share units granted prior to our spin-off from Alcan. These restricted share units vested in full and were paid in January 2005.

(7)	Includes $149,092 that we were obligated to pay under an Alcan employee compensation plan as part of our spin-off from Alcan. No future payments will be required under the plan.

(8)	Amounts for 2005 include reimbursement of relocation expenses of $266,245. Amounts for 2004 include $18,211 for tax equalization.

(9)	Includes $1,864,691 for the cash payout of deferred share units received prior to the spin-off that were converted to Novelis deferred share units as part of the spin-off. The deferred units vested and were paid in August 2005.

(10)	Amounts include $369,293 (in 2004) and $154,815 (in 2003) for tax equalization payments.

(11)	Amounts for 2005 include reimbursement of relocation expenses of $84,031.

(12)	Chris Bark-Jones stepped down as Senior Vice President and President — European Operations on May 1, 2006.
Fiscal Year-End Option/SPAU Table
     The following table summarizes, for each of the Named Executive Officers, the total number of Shares underlying unexercised options held on December 31, 2005 and the aggregate value of unexercised in-the-money options on December 31, 2005, which is the difference between the exercise price of the options and the market value of the Shares on December 31, 2005, which was $20.89 per share. The aggregate values indicated with respect to unexercised in-the-money options at fiscal year-end have not been, and may never be, realized. These options have not been, and may never be exercised and actual gains, if any, on exercise will depend on the value of the Shares on the date of exercise. There can be no assurance that these values will be realized.

	Shares Underlying		Value of Unexercised
	Unexercised Options and		In-the-Money
	SPAUs on		Options and SPAUs
	December 31, 2005(1)		on December 31, 2005(1)
Name	(#)		$
Brian W. Sturgell	Options (E):	—	E:	—
(Former President and Chief Executive Officer)	Options (U):	753,477	U:	508,995

Martha Finn Brooks	Options (E):	89,960	E:	—
(Chief Operating Officer)	Options (U):	298,121	U:	129,679

Christopher Bark-Jones	Options (E):	—	E:	—
(Former President — European Operations)	Options (U):	4,630	U:	9,029
	SPAUs (E):	—	E:	—
	SPAUs (U):	213,850	U:	123,926

Kevin Greenawalt	Options (E):	—	E:	—
(President — North American Operations)	Options (U):	48,550	U:	35,438
	SPAUs (E):	—	E:	—
	SPAUs (U):	22,952	U:	31,666

David Godsell	Options (E):	3,969	E:	—
(Vice President, Human Resources and Environment, Health	Options (U):	41,604	U:	43,384
and Safety)

(1)	E: Exercisable U: Unexercisable
Long-Term Incentive Plan Table — Founders Plan
     On March 24, 2005, our board of directors adopted the Founders Plan to allow for an additional compensation opportunity tied to Novelis share price improvement targets for certain of our executives approved by the Human Resources Committee. Participants earn PSUs if Novelis share price improvement targets are achieved within three performance periods: March 24, 2005 to March 23, 2008; March 24, 2006 to March 23, 2008; and March 24, 2007 to March 23, 2008. The table below sets forth PSU tranches representing the number of PSUs that participants are eligible to receive for the three performance periods under the Founders Plan if share improvement targets are achieved. The share price improvement targets for these three tranches are $23.57, $25.31 and $27.28, respectively.

	Units
Name	Granted		Performance Period
Brian W. Sturgell(1)	0		March 24, 2005 to March 23, 2008
(Former President and Chief Executive Officer)	70,275		March 24, 2006 to March 23, 2008
	70,275		March 24, 2007 to March 23, 2008

Martha Finn Brooks	23,750	(2)	March 24, 2005 to March 23, 2008
(Chief Operating Officer)	23,750		March 24, 2006 to March 23, 2008
	23,750		March 24, 2007 to March 23, 2008

Christopher Bark-Jones	7,200	(2)	March 24, 2005 to March 23, 2008
(Former President — European Operations)	7,200		March 24, 2006 to March 23, 2008
	7,200		March 24, 2007 to March 23, 2008

Kevin Greenawalt	7,200	(2)	March 24, 2005 to March 23, 2008
(President — North American Operations)	7,200		March 24, 2006 to March 23, 2008
	7,200		March 24, 2007 to March 23, 2008

David Godsell	6,000	(2)	March 24, 2005 to March 23, 2008
(Vice President, Human Resources and Environment, Health and Safety)	6,000		March 24, 2006 to March 23, 2008
	6,000		March 24, 2007 to March 23, 2008

(1)	On March 14, 2006, Mr. Sturgell agreed with the board of directors’ decision that, in light of our 2005 and 2006 financial reporting delay and restatement, Mr. Sturgell would forfeit 46,850 PSUs attributable to the first tranche of the award. The board of directors also approved an increase in the size of the award opportunity for Mr. Sturgell for the second and third tranches under the Founders Plan to provide an additional incentive for reaching the share price improvement targets for those tranches. The award size for each tranche was increased by 23,425 PSUs to a potential of 70,275 PSUs. The PSUs for the second and third tranches would not have been earned unless the share price improvement targets specified in the Founders Plan ($25.31 and $27.28, respectively) were achieved. As a result of Mr. Sturgell’s termination as CEO on August 29, 2006, all of his PSUs attributable to the second and third tranches of the Founder’s Plan were forfeited.

(2)	The share price improvement targets for the first tranche were satisfied in June 2005. As a result, Ms. Brooks and Messrs. Bark-Jones, Greenawalt and Godsell received the full amount of their performance unit tranche for the performance period from March 24, 2005 to March 23, 2008. Ms. Brooks and Messrs. Bark-Jones, Greenawalt and Godsell received cash payments for the payout of these awards in April 2006 in the amounts of $478,325, $145,008, $145,008 and $120,840, respectively, which will be reported as 2006 compensation.
Retirement Benefits
Novelis Pension Plan for Officers
     Our Human Resources Committee determines participants in the Pension Plan for Officers (“PPO”). This plan is a supplemental executive retirement plan that provides an additional pension benefit based on combined service up to 20 years as an officer of Novelis or of Alcan and eligible earnings which consist of the excess of the average annual salary and target short-term incentive award during the 60 consecutive months when they were the greatest over eligible earnings in the U.S. Plan or the U.K. Plan, as applicable. Both the U.S. Plan and U.K. Plan are described below. Each provides for a maximum pension benefit on eligible earnings that is established with reference to the position of the officer prior to being designated a PPO participant. The following table shows the percentage of eligible earnings in the PPO, payable upon normal retirement after age 60, according to combined years of service as an officer of Novelis or of Alcan.

Years as Officer
5	10	15	20
15%	30%	40%	50%
     The normal form of payment of pensions is a lifetime annuity. Pensions are not subject to any deduction for social security or other offset amounts.
     Prior to their termination, Brian W. Sturgell and Christopher Bark-Jones were the only participants in the PPO. Mr. Sturgell has 9 years and 10 months of combined service and Mr. Bark-Jones has 14 years and 10 months of combined service under the PPO. Eligible earnings under the PPO for 2005 for Mr. Sturgell were $983,556 and were $282,414 for Mr. Bark-Jones.
   U.S. Plan
     During 2005, those of our employees previously participating in the Alcancorp Pension Plan and the Alcan Supplemental Executive Retirement Plan (collectively referred to as the “U.S. Plan”) received up to one year of additional service under each plan to the extent that such employees continued to be employed by us during the year. We paid to Alcan the normal cost (in the case of the Alcancorp Pension Plan) and the current service cost (in the case of the Alcan Supplemental Executive Retirement Plan) with respect to those employees. The U.S. Plan provides for pensions calculated based upon combined service with us or Alcan of up to 35 years. Eligible earnings consist of the average annual salary and the short-term incentive award up to its target during the 3 consecutive calendar years when they were the greatest, subject to a cap for those participating in the PPO.
     Effective January 1, 2006, Novelis adopted the Novelis Pension Plan which provides benefits identical to the benefits provided under the Alcancorp Pension Plan. Executive officers who were participants in the Alcancorp Pension Plan will participate in the Novelis Plan. Executive officers who were not participants in the Alcancorp Pension Plan will not participate in the Novelis Plan. Executive officers who were hired on January 1, 2005 or later will participate in the Novelis Savings and Retirement Plan.
     The following table shows estimated retirement benefits, expressed as a percentage of eligible earnings, payable upon normal retirement at age 65 according to years of combined service.

Years of Service
10	15	20	25	30	35
17%	25%	34%	42%	51%	59%
     The normal form of payment of pensions is a lifetime annuity with either a guaranteed minimum of 60 monthly payments or a 50% lifetime pension to the surviving spouse.
     At age 65, the estimated credited years of combined service for Martha Finn Brooks, Kevin Greenawalt and David Godsell would be approximately 22 years, 39 years and 41 years, respectively. Mr. Sturgell has 17 years and 5 months of combined service under the U.S. Plan. Eligible earnings under the plan for 2005 for Mr. Sturgell, Ms. Brooks, Mr. Greenawalt and Mr. Godsell were $938,340, $1,029,800, $443,000 and $398,560, respectively.
   Individual Pension Undertakings
     In addition to participation in the U.S. Plan described above, Martha Finn Brooks will receive from us a supplemental pension equal to the excess, if any, of the pension she would have received from her employer prior to joining Alcan had she been covered by her prior employer’s pension plan until her separation or retirement from Novelis, over the sum of her pension from the U.S. Plan and the pension rights actually accrued with her previous employer.
   U.K. Plan.
     The U.K. Plan, which was transferred to us from Alcan in connection with the spin-off, provides for pensions calculated on service of up to 40 years and eligible earnings, which consist of the average annual salary and the short-term incentive award up to its target during the last 12 months before retirement, subject to a cap for those participating in the PPO.
     The following table shows estimated retirement benefits, expressed as a percentage of eligible earnings, payable upon normal retirement at age 65 according to combined years of service.

Years of Service
10	15	20	25	30	35
17%	26%	35%	43%	52%	60%
     The normal form of payment of pensions is a lifetime annuity with a guaranteed minimum of 60 monthly payments and a 60% lifetime pension to the surviving spouse.
     Prior to his termination, Christopher Bark-Jones was the only executive officer entitled to participate in the U.K. Plan. Mr. Bark-Jones has approximately 29 credited years of combined service under the U.K. Plan and his eligible earnings in 2005 were $480,386.
   Value of the Retirement Benefits
     A measure of the value of the U.S. Plan, U.K. Plan and of the Pension Plan for Officers that can be deemed to be part of the total 2005 compensation of the five aforementioned Named Executive Officers is the service cost of the plans. The service cost is the estimated present value of benefits attributable by the pension benefit formula to services rendered by the plan members during a given period. The valuation of benefits is based on actuarial assumptions in relation to future events that will vary by plan to take into account the general characteristics of its membership.
     Another measure of the value of pension plans or pension benefits is the projected benefit obligation (“PBO”). The PBO is the actuarial present value of the part of the total pension payable at retirement that is attributable to service rendered up to the date of valuation.
     The following table indicates the total projected annual pension of each Named Executive Officer from the plans described above, based on years of credited combined service up to the normal retirement age of 65 and eligible earnings to the end of 2005. The table also indicates 2005 service cost and the PBO as of December 31, 2005 in relation to each Named Executive Officer.
     The service cost and the PBO amounts are only estimates using prevailing interest rates of the discounted value of contractual entitlements. The value of these estimated entitlements may change over time because they are based on long-term assumptions, such as the expected distribution of retirement ages, future compensation increases and life expectancy, that may not represent actual developments. Furthermore, the methods used to determine these amounts will not be the same as those used by other companies and therefore will not be directly comparable. The actuarial assumptions applied are the same as those used to determine the service cost and the benefit obligation as described in Note 15 to our combined and consolidated financial statements for the year ended December 31, 2005. There is no contractual undertaking by the Company to pay benefits of equivalent amounts.

		2005	Projected Benefit
	Projected Annual	Service	Obligation as of
	Pension Payable at Age 65	Cost	December 31, 2005
Name	($)	($)	($)
Brian W. Sturgell	850,068	425,124	5,261,224
Martha Finn Brooks	306,821	109,686	396,400
Christopher Bark-Jones	396,084	194,751	4,739,233
Kevin Greenawalt	235,673	52,933	1,271,600
David Godsell	201,161	454,453	1,090,200

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS
     In connection with our spin-off from Alcan, we entered into employment agreements with Brian W. Sturgell, our former Chief Executive Officer, Martha Finn Brooks, our Chief Operating Officer, Chris Bark-Jones, our former President of our European operations, Kevin Greenawalt, President of our North American operations and David Godsell, our Vice President, Human Resources and Environment, Health and Safety, and other executive officers, setting out the terms and conditions of their employment. In 2005, under their respective employment agreements, Brian W. Sturgell was entitled to a base salary of $985,000, Martha Finn Brooks was entitled to a base salary of $655,000, Chris Bark-Jones was entitled to a base salary of $440,611, Kevin Greenawalt was entitled to a base salary of $310,000 and David Godsell was entitled to a base salary of $310,000. Each of these officers was also eligible for participation in programs providing short-term incentives, long-term incentives and other types of compensation that reflect the competitive level of similar positions in the compensation peer groups or as included in published survey information.
     Certain of our executive officers have also entered into change in control agreements that provide for severance payments by us upon the termination of the executive officer’s employment without cause or by the executive officer for good reason. Except in the case of Brian W. Sturgell, upon the occurrence of such an event, the executive would be entitled to an amount equal to 24 months of his or her base salary and target short-term incentive award. These change in control agreements will expire on the earliest to occur of the second anniversary of the spin-off (January 6, 2007), the date of the executive’s death or retirement, or the date following the termination of the executive’s employment for any other reason.
     Mr. Sturgell is entitled to an amount equal to 36 months of his base salary and target short-term incentive award (payable in 36 equal monthly instalments), plus the amount payable under provisions of the TSR Plan upon termination of his employment without cause. In addition, Mr. Sturgell’s change in control agreement provides that severance payments under such agreement will be excluded from the calculation of earnings for purposes of calculating pension benefits; however, the duration of such payments will be included for purposes of calculating years of service under the Company’s pension plans.
     On July 1, 2002, Alcancorp entered into a Deferred Share Agreement with Martha Finn Brooks pursuant to which Alcancorp agreed to grant to Ms. Brooks 33,500 shares of Alcan common shares on August 1, 2005, the date of her third anniversary of employment, as compensation for the loss by Ms. Brooks of accrued benefits and unvested restricted shares at her former employer. In connection with our spin-off from Alcan, on January 6, 2005, we assumed Alcancorp’s obligations under the Deferred Share Agreement and the 33,500 shares of Alcan common stock to be granted were converted into 66,477 Shares. On July 27, 2005, the Deferred Share Agreement was amended to provide that we will, in lieu of granting Ms. Brooks 66,477 Shares, pay Ms. Brooks cash in an amount equal to the value of such Shares based on the closing price of such Shares on the New York Stock Exchange on August 1, 2005, subject to applicable withholding taxes. Ms. Brooks received a payment in the gross amount of $1,864,691.